Exhibit 2.3

FORM OF

Retail Center Lease

     THIS LEASE has been made and entered into as of ______________, 2014, by and between                                (“Landlord”), and                                               ("Tenant").

WITNESSETH:

In consideration of the mutual undertakings herein contained, and intending to be legally bound, Landlord and Tenant agree as follows:

ARTICLE 1

Definitions

1.1     Definitions. When used in this Lease, the following defined terms shall carry the definitions which follow them, unless the context clearly indicates to the contrary:

(a)     "Lease Year" means the 12-month period beginning on the Commencement Date.

(b)     "Premises" means that the property known as                                    , as described on Exhibit A attached hereto. The Premises includes a building containing approximately                      square feet based on the dimensioned layout of the Building attached as Exhibit B hereto.

(c)     "Rent" means Base Rent, Additional Rent and all other amounts or charges payable by Tenant under any provision of this Lease, all of which shall be deemed payable by Tenant in consideration of the demise of the Premises.

(d)     "Taxes" means all ad valorem real estate taxes levied or billed by any governmental unit during the Term in respect of the Premises, or both, or any part thereof; provided, however, that in the case of special assessments payable in installments, only current installments shall be included in the definition of Taxes for any one calendar year, and only those assessed subsequent to the commencement of this Lease. Taxes shall include any governmental charge levied in lieu of all or any part of the ad valorem taxes and shall not include capital charges, paybacks; or special assessments existing prior to the Lease Commencement Date or made in connection with the development of the Premises. Tenant may, at its sole cost and expense, contest Taxes with the assessing governmental authority.

(e)     “Zoning” means that the Premises are currently zoned and allow the use and services to be provided by Tenant with parking sufficient to satisfy the Ordinances of the County of Hendricks and/or Township of Washington.

1.2     Gender; Singular and Plural. Whenever in this Lease words, including pronouns, are used in the masculine, they shall be read in the feminine or neuter whenever they would so apply and vice versa, and words in this Lease that are singular shall be read as plural whenever the latter would so apply and vice versa.

ARTICLE 2

Demise of Premises; Possession

2.1     Demise of Premises; Term. Landlord leases the Premises to Tenant, and Tenant hires the Premises from Landlord, on the terms and subject to the conditions contained herein, for a term of one hundred twenty-six (126) months, beginning on the execution hereof (the “Commencement Date”), and ending one hundred twenty-six (126) months later (the "Termination Date"), unless sooner terminated as provided herein (the "Term"). The first Lease Year shall include any period between the Commencement Date and the first day of the next succeeding month. Tenant shall have the option of extending this Lease for four (4) additional periods of five (5) years each, under the same terms and conditions herein, and conditional upon providing Landlord written notice one hundred eighty (180) days prior to the Termination Date or prior option, as applicable.

2.2     Use of Premises.

(a)     Tenant shall use and occupy the Premises for the purposes of operating a restaurant featuring                          , and for no other purpose without Landlord's prior written consent (which shall not be unreasonably withheld by Landlord).

(b)     Tenant shall not use the Premises, or permit the Premises to be used, in a manner that constitutes a violation of any applicable law, order, ordinance, or regulation nor shall Tenant commit any waste in the Premises, or permit anything to be done on the Premises that creates a nuisance.

(c)     Landlord agrees: (i) that Tenant’s use includes the sale of alcoholic beverages and food, which does not violate the Lease provisions; (ii) that the sound and video systems to be used by Tenant on the interior of the Premises are not violative of applicable laws; and (iii) that there shall be four (4) small satellite dishes placed upon the roof of the Premises in inconspicuous locations.

(d)     Landlord agrees to the following Tenant requirements:

(i)	Tenant shall have the right to incorporate standard Trade Dress to the exterior of the Premises with associated signage and awnings as depicted on Exhibit F attached hereto. Landlord will cooperate to obtain all approvals from the Township of

(ii)	Landlord shall permit Tenant to install a grease rendering container as may be required for restaurant use. (Tenant to provide Grease Trap.)

(iii)	Landlord shall permit Tenant to install up to four (4) small satellite dishes on the roof in an inconspicuous location and Tenant will warrant all roof penetrations.

2.3     Possession.

(a)     Tenant acknowledges that Tenant is in possession of the Premises.

(b)     Tenant's obligation to pay Rent shall commence on the Commencement Date.

2.4     Condition of Premises; Representations. Tenant has inspected the Premises and found them to be satisfactory.

2.5     Quiet Enjoyment. Landlord covenants and agrees with Tenant that upon Tenant's paying the Rent and observing and performing the terms, covenants and conditions to be performed and observed, Tenant may peaceably and quietly enjoy the Premises hereby leased as provided herein for the exclusive use(s) of Tenant which are provided and allowed under the current zoning and that the parking is sufficient for such uses.

ARTICLE 3

Rent and Other Charges

3.1     Base Rent.

(a)     Tenant shall pay to Landlord, for the first one hundred twenty-six (126) months, as follows:

[Varies by Lease]

(the "Base Rent"). The Base Rent shall be payable in twelve (12) equal monthly installments, commencing on the Commencement Date or when Tenant opens for business, whichever is sooner, unless Section 2.3 above has become applicable. If the first Lease Year contains more than twelve (12) months, then Base Rent shall be paid for said additional days at the same per month amount set forth for the first Lease Year.

(b)     Each monthly installment of Base Rent shall be payable in advance on or before the first day of each calendar month during the Term at such place as the Landlord shall from time to time designate. If this Lease commences other than on the first day of a calendar month, monthly installments of Base Rent for the first and last months of the Term shall be prorated.

(c)     If Tenant exercises its options to extend this Lease, the Base Rent shall be as follows:

[Varies by Lease]

3.2     Taxes, Maintenance, and Insurance.

(a)     Tenant shall pay during the Term hereof all costs of maintaining the Premises; all Taxes for the Premises; and all costs of insurance of the Premises. Landlord shall cooperate to assure that bills for Taxes are sent directly to Tenant. Upon Landlord’s request, Tenant shall provide Landlord with evidence of payment of Taxes. For any partial year at the beginning or end of the Term, Taxes shall be prorated.

(b)     Tenant shall pay, before any penalty or interest attaches, all personal property taxes levied or assessed against Tenant's personal property and shall, upon request, furnish to Landlord evidence of such payment.

3.3     Utilities. Tenant shall connect to all utilities, at its expense, in the form of tap or connection fees only. Tenant shall promptly pay for all water, sewer, gas, heat, light, power, janitorial services, garbage disposal, communication service, telephone service and other public utilities furnished to the Premises from and after the Commencement Date. If Landlord provides utilities, utility payments shall be deemed additional rent under this Lease, and shall be at competing rates and charges. If Landlord is the provider of such utilities to the Premises, Landlord shall only be liable for interruption of utility service that it may furnish due to its negligence, acts, or omissions or those of its servants, agents or contractors.

3.4     Interest on Rent. Rent which is not paid within seven (7) days of written notice shall bear interest from the date due until paid at a rate equal to prime rate as quoted by The Wall Street Journal, plus two percent (2%) per annum. The payment of such interest shall not excuse or cure any default by Tenant under this Lease.

3.5     Setoff; Obligation to Survive; Application of Payments. Any Rent due under this Lease shall be paid by Tenant when due without any setoff, deduction, abatement, or reduction except as provided herein.

ARTICLE 4

Intentionally Omitted

ARTICLE 5

Preparation of the Premises

5.1     Tenant's Work.

(a)     Tenant accepts the Premises in “as is” condition.

(b)     Any alterations, improvements, additions, physical changes or other work necessary or desirable to place the Premises in a condition suitable for Tenant's business purposes ("Tenant's Work") shall be performed in a good and workmanlike manner by or for Tenant at Tenant's sole cost and expense. No construction or installation by Tenant shall begin until Landlord has approved the plans therefore, which shall not be unreasonably withheld. A response to proposed construction or alterations shall be given within ten (10) days after Tenant’s request for same, and if not given within said ten (10) day period, proposed construction or alterations shall be deemed approved. All construction shall be substantially performed in accordance with the approved plans, unless Landlord otherwise consents in writing. Tenant shall be solely responsible for obtaining any approvals, permits, variances, exceptions, etc., that may be necessary from Township of Washington, and/or any other applicable governmental entity. Further, any delay in approval of Tenant’s plans by Landlord shall extend all dates and requirements of Tenant.

(c)     Tenant shall, at Tenant's expense, procure all permits and licenses and make all contracts necessary for the construction of Tenant's Work. Tenant's Work shall fully conform to all applicable statutes, ordinances, regulations and codes. Prior to commencing any work, Tenant shall require its contractors and subcontractors to furnish Landlord and Tenant with evidence of insurance coverage for injury to persons and property and Worker’s Compensation.

5.2     Special Provisions Applicable to Tenant's Work. Tenant's contractors shall perform their work within the Premises only. Tenant shall be responsible for removal from the Premises of all trash, rubbish and surplus materials resulting from any work being performed in the Premises.

5.3     Lien Waivers. Tenant shall notify Landlord upon completion of Tenant's Work in accordance with the plans. Simultaneously with such written notice, Tenant shall furnish Landlord with a detailed breakdown of the cost of Tenant's Work, proper sworn statements and lien waivers from all persons having lien rights, and a certificate of occupancy issued by the appropriate governmental authority.

5.4     Covenant Against Liens. Tenant shall not do any act which will in any way encumber the title of Landlord in and to the Premises, nor shall the interest or estate of Landlord in the Premises be in any way subject to any claim by virtue of any act or omission of Tenant except as provided herein. Any claim to a lien upon the Premises arising from any act or omission of Tenant shall be valid only against Tenant and shall in all respects be subordinate to the title and rights of Landlord, and any person claiming through Landlord, in and to the Premises. Tenant shall remove any lien or encumbrance on its interest in the Premises within thirty (30) days after it has arisen; provided, however, that Tenant may in good faith contest any such item if it notifies Landlord in writing thereof and posts a bond or other security with Landlord, the title company, or a court of competent jurisdiction.

ARTICLE 6

Alterations

6.1     Alterations by Tenant.

(a)     Except as permitted by Article 5 or required by Section 7.1, Tenant shall not, without the prior written consent of Landlord (which will not be unreasonably withheld or delayed), make any alterations, improvements, additions or physical changes (hereinafter referred to as "alterations") to the Premises. Notwithstanding anything to the contrary, interior, non-structural improvements to the Premises may be made without the Landlord’s consent. Tenant shall provide Landlord with such plans and specifications as are to be undertaken. Changes which are required by Tenant’s Franchisor during the Lease Term or Extended Lease Term shall be allowed without Landlord’s prior written consent, including exterior changes to signage or dress.

(b)     Unless Landlord otherwise provides in writing, no alterations made or installed by Tenant (except moveable furniture, equipment and trade fixtures) shall be removed by Tenant from the Premises at the termination of this Lease. Instead, all such leasehold improvements shall, when installed and permanently attached to the freehold, become and remain the property of Landlord. Notwithstanding the aforegoing, it is explicitly understood and agreed that all fixtures, equipment, walk-in coolers, refrigerators, bars, booths, range hoods, electrical fixtures, equipment, audio, video systems, storage and display cases, furniture, shelves and racks, business equipment, make-up air; ovens, telephone and communication systems; storage and display cases including, without limitation, silencing, refrigeration, heating, lighting, telephone and other communication systems, fixtures and outlets, and partitions, railings, gates, doors, vaults, paneling, molding, shelving, flooring and floor covering, may be removed by Tenant and are not and will not be part of the Premises. Tenant may obtain financing on such fixtures and equipment. Landlord’s lender shall have any lien or interest in such fixtures and equipment. Landlord’s lender shall subordinate any such first mortgage lien to Tenant’s lender on such fixtures and equipment. Furthermore, Tenant shall have the right to mortgage and place a deed of trust as security interest on its leasehold fixtures and equipment, and Landlord agrees that it and its lender shall subordinate any lien or interest and Landlord’s interest to such financing by Tenant.

(c)     Approved Tenant alterations shall be subject to the provisions of Article 5 above, as if they were "Tenant's Work."

     6.2     Signs. Tenant may erect, maintain and remove such signs as have been approved in writing by Landlord, which approval shall not be unreasonably withheld. Landlord approves the standard                 Trade Dress to exterior with associated façade, signage, and awnings, subject only to municipal approvals. Tenant shall have the right to place signs and displays in the window areas which are customary with                      and which are utilized at typical                 locations in keeping with its approved sign package. Tenant, with the cooperation of Landlord, shall procure any necessary approvals from the appropriate governmental entity.

6.3     Additional Construction by Landlord. Landlord shall not alter the Premises in a manner that would alter Tenant’s visibility, access, egress and ingress, or in any way interfere with Tenant’s use of the Premises. Landlord shall not diminish the size of the Building or add to the Building without Tenant’s consent.

ARTICLE 7

Repairs

7.1     Repair and Maintenance of Premises. Tenant shall, at its expense, keep and maintain all portions of the Premises, exterior and interior, structural and non-structural, in a good and clean operating condition. Tenant's obligations shall include, but not necessarily be limited to, the replacement of broken glass and the cleaning, repair and maintenance (including all necessary replacements) of all doors, windows, and the interior portions of the Premises, and the heating, air conditioning, mechanical, electrical, plumbing and sprinkler systems serving the Premises, any building security system and all other interior non-structural components. Furthermore, all guarantees and warranties shall be made available by Landlord to Tenant, including any roofs or other warranties from contractors, materialmen, suppliers or equipment providers. Provided Landlord has delivered the Premises in the condition required, and to the extent such repairs or replacements are not due to defect in original construction, Tenant shall maintain the Premises as provided herein. Tenant shall not be obligated to make any repairs or replacements occasioned by the tortious acts or negligence of Landlord, its agents, employees, invitees, except to the extent that Tenant is reimbursed therefore under any policy of insurance carried by Landlord, and it shall not make repairs, replacements or additions unless required by law and which are the responsibility of Tenant under the Lease and not due to acts or neglect of Landlord. Tenant shall not be responsible for repairs or replacements or additions to systems external to the Premises unless due to its acts, omissions or negligence, or those of its contractors or employees.

7.2     Structural Repairs. Tenant shall, at its expense, keep the foundation, roof, exterior walls (excluding storefronts) and all load-bearing portions of the Building in good repair throughout the Term. Tenant shall undertake any repairs that are its responsibilities upon thirty (30) days prior written notice. If there is a failure to make such repairs by Tenant and such are necessary in the reasonable judgment of Landlord, and after notice, Landlord may make such repairs and the cost of same shall be due from Tenant within ten (10) days after demand by Landlord. However, no notice shall be required by Landlord if there is an emergency. Any work undertaken by Landlord shall be payable by Tenant within ten (10) days after demand, together with interest on such amount at the rate of ten (10%) percent per annum.

ARTICLE 8

Tenant's Covenants

8.1     Laws, Ordinances and General Conditions.

(a)     Tenant, at its expense, shall comply promptly with (i) applicable laws, ordinances, orders and regulations affecting its use or occupancy of the Premises, or any alterations it has made to the Premises.

(b)     Tenant shall pay as Additional Rent any increase in the cost of insurance on the Premises as a result of any unauthorized use of the Premises by Tenant, but such payment shall not constitute in any manner a waiver by Landlord of its right to enforce all of the covenants and provisions of this Lease. It is recognized that Tenant’s proposed operation and use of the Premises shall not increase the insurance cost on the Premises.

ARTICLE 9

Landlord’s Covenants

9.1     Representations. Landlord covenants, represents, and warrants to Tenant, as an inducement to enter into this Lease, that Tenant’s use of the Premises for a                     is not in violation or breach of the terms, covenants, conditions, of any restrictions, leases, easements, or restrictions, nor does Tenant’s use, approved Signage Package, or storefront design require permission or the approval from any other tenant.

9.2     Landlord hereby indemnifies, defends, and holds Tenant, its officers, directors, and employees harmless from and against any and all claims, demands, liabilities, costs, expenses, and damages, including attorney’s fees incurred by Tenant, arising from: (i) the negligence or willful misconduct of Landlord or its agents, employees, contractors, or invitees; or (ii) any material breach or default by Landlord of this Lease; or (iii) the breach of Landlord’s covenants, representations, and warranties. In the event any action or proceeding shall be brought against Tenant, its officers, directors, or employees by reason of any such claim, Landlord shall defend Tenant at Landlord’s sole cost and expense by counsel reasonably satisfactory to Tenant. Landlord shall also indemnify, defend, and hold Tenant, its servants, agents, employees, officers, and directors harmless from any and all claims, demands, costs, expenses, damages, and all attorney fees incurred or that arise from any cause of action that accrued prior to the commencement of the Lease Term by any third parties or from acts or omissions of others, and from any and all claims arising from or attributable to any hazardous materials or conditions or release on the Premises that exist prior to the date of commencement of this Lease; or occurs during the Lease Term which are caused by the negligence or intentional acts of Landlord, its servants, agents, employees, contractors, or invitees.

ARTICLE 10

Damage to Premises; Eminent Domain; Indemnity; Insurance

10.1     Destruction, Fire or Other Cause.

(a)     Subject to the provisions of Subsection 10.l(b) below, if the Premises shall be rendered untenable by fire or other casualty, Tenant shall restore the Premises (excluding Tenant’s trade fixtures and improvements) and make them tenable as soon as possible. Rent shall abate during the period of untenability in proportion to the area of the Premises rendered untenable. All such restoration shall be completed within one hundred twenty (120) days of date of the casualty. Tenant shall have the right to extend such period of time for rebuilding by written notice to Landlord from time-to-time. Landlord shall provide in existing and future financing documents if there is an insurable casualty. Tenant shall receive the insurance proceeds for such purposes.

(b)     If the Premises, or the Building that the Premises are a part, shall be so damaged by fire or other casualty that demolition or substantial reconstruction (more than forty (40%) percent of their initial cost) is required during the last year of any Lease Term or Extended Lease Term, , then Tenant may terminate this Lease by notifying the Tenant of such termination within thirty (30) days after the date of such damage. Rent shall be prorated to the date of such a termination.

(c)     Tenant shall immediately notify Landlord of the occurrence of a fire or other casualty at the Premises and shall, at its expense, restore or replace its personal property, fixtures and tenant improvements. There shall be no abatement of Rent during any delay caused by the failure of Tenant to complete its restoration and repair work unless due to acts or omissions of Landlord.

10.2     Eminent Domain. If all or any part of the Premises or any parking area or the entrances for egress or ingress shall be taken or condemned by any competent authority for any public use or purpose, the Term shall, at the sole option of Tenant, end as of the day prior to the date of any actual taking. If the Premises may not reasonably be used for the purpose contemplated by the Lease following any taking, Tenant, in its discretion, may terminate this Lease. Tenant shall be entitled to funds awarded it for moving expenses, business interruption, loss of its leasehold interest, exclusive of Landlord’s interest, and for all costs and expenses it is entitled to under law. If not terminated by Tenant this Lease shall otherwise remain in full force and effect without apportionment to Tenant of any portion of the award or damages made solely to Landlord and Landlord shall make the necessary repairs and alterations to the extent of any award to be received by Landlord. Notwithstanding the aforegoing, Tenant may apply for and seek its own separate award for a partial taking as provided herein and at law. In the event of a termination pursuant to this Section 10.2, Rent shall be apportioned to the date of such taking. Landlord shall attempt to provide in existing and future financing documents that it may receive condemnation proceeds with a right to rebuild as provided under this Lease.

10.3     Indemnification; Tenant's Property.

(a)     Tenant and Landlord shall defend and indemnify each other against, and hold each other harmless from, any and all liabilities, obligations, damages, penalties, claims, costs and expenses, including reasonable attorneys' fees, paid or incurred as a result of or in connection with this Lease, the negligence of the other, any subtenant, or any of their contractors, employees, customers, invitees, or licensees, and each shall indemnify, defend, and save harmless the other from such conditions. If any action or proceeding is brought against Landlord or Tenant, as the case may be, by reason of any such claim, Tenant or Landlord, upon written notice from the other, will, at such parties’ expense, resist or defend such action or proceeding by counsel approved by the other in writing.

(b)     Tenant shall maintain an all risk policy of insurance for injury to persons and property and, in addition, all plate glass upon or appurtenant to the Premises, to the extent of their replacement cost, which policy of insurance shall contain a clause or endorsement under which the insurer waives, or permits the waiver by Tenant, of rights of subrogation against Landlord, and its agents, employees, customers, invitees, guests, or licensees, with respect to losses payable under such policy. Landlord and Tenant shall provide to the extent possible, waivers of subrogation for claims covered by any policies of insurance, notwithstanding that such damage may result from the negligence or fault of the other, or its agents, employees, customers, invitees, guests, or licensees. Any deductible amount included in such policy shall be treated as though it were recoverable under the policy.

10.4     Insurance. By this section, and by the applicable portions of Section 10.3 above, Landlord and Tenant intend that the risk of loss or damages as described shall be borne by responsible insurance carriers to the extent provided.

(a)     Tenant shall insure the Premises against loss or damage under a policy or policies of casualty insurance covering fire and extended coverage for the full replacement value of the Premises. Such policies shall name Landlord as an additional insured and include a waiver of subrogation clause or endorsement similar to that required of Tenant in Section 10.3(b) above. The insurance policy shall provide thirty (30) days prior written notice to Landlord of any change or alteration as well as cancellation.

(b)     Tenant shall maintain workers' compensation insurance covering all of its employees to at least the statutory limit of applicable laws, and a policy of general public liability insurance in an amount at least equal to One Million Dollars ($1,000,000.00) single limit coverage for property damage, bodily injury or death. Such policies of general public liability insurance shall name Landlord as an additional insured. Tenant’s policies shall provide by endorsement or otherwise that such insurance may not be canceled, terminated, amended, or modified for any reason whatsoever, except upon thirty (30) days' prior written notice to the other. Prior to the time such workers' compensation and general public liability insurance is first required to be carried by Tenant, and thereafter at least fifteen (15) days prior to the expiration of any such policy, Tenant shall deliver either duplicate originals of the aforesaid policies or a certificate evidencing such insurance coverage. If a certificate is provided, it shall contain a statement substantially in the form of the immediately preceding sentence.

ARTICLE 11

Default and Remedies; Termination and Surrender

11.1     Landlord's Remedies. If Tenant shall fail to make any payment of any Rent due hereunder within seven (7) days after demand for same, or if Tenant shall fail to perform any of the other covenants or conditions which Tenant is required to observe and perform under this Lease for a period of thirty (30) days following written notice of such failure, or if the interest of Tenant in this Lease shall be levied upon under execution and not removed or stayed within thirty (30) days, or if any petition shall be filed by or against Tenant in a court of bankruptcy which is not removed within forty-five (45) days, or if Tenant shall be declared insolvent according to law, or make an assignment for the benefit of creditors or petition for or enter into an arrangement, or if Tenant shall abandon and vacate the Premises during the Term of this Lease or if Tenant shall dissolve, then Landlord may, but need not, treat the occurrence of any one or more of the foregoing events as a default under this Lease, and thereupon may, at its option, with notice and demand to Tenant as required by law, have the following-described remedies in addition to other rights and remedies provided at law or in equity. If Tenant has expeditiously undertaken, and is attempting to cure a non-monetary default and continuously proceeding to that goal, then the cure period shall be extended to sixty (60) days if it is capable of being cured within that period.

(a)     Terminate Tenant's right of possession and repossess the Premises in a district court summary proceeding action and without terminating this Lease, in which case Landlord shall use good faith efforts to relet all or any part of the Premises for such rent and upon reasonable business terms. For the purposes of such reletting, Landlord shall list the Premises with a broker and may make such repairs or physical changes in or to the Premises as may be necessary to restore the Premises to the condition required for surrender hereunder. During any period that Landlord is unable to relet the Premises, then Tenant shall pay to Landlord the amount due to be paid by Tenant as such rent becomes due under the Lease without acceleration as provided herein. If the Premises are relet and a sufficient sum shall not be realized from the reletting, after payment of all costs and expenses of such repairs and the expense of such reletting and the collection of rent occurring therefrom, to satisfy the Rent herein provided to be paid during the remainder of the initial Term, Tenant shall satisfy and pay any such deficiency as and when such rent becomes due under the Lease. Tenant agrees that Landlord may file suit to recover sums falling due under the terms of this paragraph from time to time and that any suit or recovery of any portion due Landlord hereunder shall be no defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord. Any election of Landlord upon an event of uncured default after written notice must be preceded with all notices and appropriate requirements as provided by law. All remedies of Landlord must comply with the requirements of applicable eviction laws, and shall not include consent to self help. Landlord shall have a duty to mitigate damages. Landlord’s collection of rents, in the event of a reletting, shall be used to diminish any liability of Tenant.

11.2     Termination; Surrender of Possession.

(a)     Upon the expiration or termination of this Lease, whether by lapse of time, operation of law, or pursuant to the provisions of this Lease, Tenant shall:, within twenty (20) days of such event.

(i)     Deliver the Premises in the condition required under the Lease (other than as contemplated by Section 7.1 above), ordinary wear and tear excepted and damage covered by insurance, remove all of its personal property and trade fixtures from the Premises and repair any damage caused by such removal;

(ii)     Surrender possession of the Premises to Landlord; and

(iii)     Upon the request of Landlord, at Tenant's cost and expense, remove from the exterior and interior of the Premises all signs, symbols and trademarks which are connected with or associated specifically with Tenant's business and repair any damages to the Premises caused by the signs or their removal.

(b)     If Tenant shall fail or refuse to deliver the Premises as hereinabove provided, Landlord may do so and recover its costs from Tenant for so doing. If Tenant shall fail or refuse to comply with Tenant's duty to remove all personal property and trade fixtures from the Premises within twenty (20) days from the expiration or termination of this Lease, the parties hereto agree and stipulate that Landlord may, at its election, treat such failure as Tenant has abandoned such property. In such event, Landlord may keep or remove, store, discard, or otherwise dispose of all or any part of such property in any manner that Landlord shall choose without incurring liability to Tenant or to any other person or entity, subject to any Subordination Agreement entered into with Tenant’s lender. Should Tenant or its lender with respect to the fixtures and equipment fail to remove such property within twenty (20) days after a termination or expiration of the Lease or as agreed upon, then Landlord shall be relieved of any further responsibility.

11.3     Holding Over. If Tenant shall remain in possession of the Premises, or any part thereof, after the termination or expiration of this Lease, Tenant shall become a month-to-month Tenant whose estate may be terminated by thirty (30) days prior written notice. Tenant shall, however, pay Landlord one and one-quarter (1¼) times the amount of Rent which would have been due for a like period of occupancy during the preceding month of the Lease Term hereof. The provisions of this clause shall not operate as a waiver by Landlord of any right it may otherwise have. However, Tenant’s right to remove its equipment and fixtures shall be governed as set forth above even if the Lease ceases.

11.4     Assignment and Subletting. Tenant shall not, without the prior written consent of Landlord, which shall not be unreasonably withheld, delayed or conditioned, assign this Lease; sublet the Premises or any part thereof; or permit the use of the Premises by any party other than Tenant and its employees. Notwithstanding the foregoing, Tenant may assign the Lease or sublet the Premises to a holding company or subsidiary company of the Tenant, a franchisee, the acquirer of substantially all of Tenant’s assets or a lending institution in connection with a financing of Tenant’s business, without the prior consent of the Landlord but with notice to Landlord. Such assignment or subletting shall not alter Tenant’s responsibility to Landlord under this Lease.

11.5     Bankruptcy.

(a)     If following the filing of a petition by or against Tenant in a bankruptcy court, Landlord shall not be permitted to terminate this Lease as hereinabove provided because of the provisions of Title 11 of the United States Code relating to Bankruptcy, as amended (the "Bankruptcy Code"), then Tenant (including Tenant as Debtor-in-Possession) or any trustee for Tenant agrees to promptly petition the bankruptcy court, to assume or reject this Lease in accordance with the Bankruptcy Act.

(b)     Tenant or any trustee for Tenant may only assume this Lease if (i) it cures or provides adequate assurance that the trustee will promptly cure any default hereunder, (ii) it compensates or provides adequate assurance that the Tenant will promptly compensate Landlord for any actual pecuniary loss to Landlord resulting from Tenant's default, and (iii) it provides adequate assurance of future performance under this Lease by Tenant. In no event after the assumption of this Lease by Tenant, or any trustee for Tenant, shall any then-existing default remain uncured for a period in excess of thirty (30) days. Adequate assurance of future performance of this Lease shall include, without limitation, adequate assurance: (i) of the source of Rent required to be paid by Tenant hereunder; and (ii) that assumption or permitted assignment of this Lease will not breach any provision hereunder.

In the event of any conflict, the Bankruptcy Act shall control.

11.6     Remedies Cumulative.

(a)     The failure of either party to enforce any covenant or condition of this Lease shall not be deemed a waiver thereof or of the right of either party to enforce each and every covenant and condition of this Lease. No provision of this Lease shall be deemed to have been waived unless such waiver shall be in writing and signed by the person against whom the waiver is claimed.

(b)     All rights and remedies of Landlord under this Lease shall be cumulative, and none shall exclude any other rights or remedies allowed by law.

11.7     Expenses of Enforcement; Performance by Landlord.

(a)     The losing party shall pay all reasonable attorneys' fees and expenses incurred by the winning party in enforcing any provision of this Lease.

(b)     Twenty (20) days prior written notice shall be given to the defaulting party of any obligation requiring performance. If the non-defaulting party incurs a cost by the failure to perform an obligation by the defaulting party, there shall be an obligation to repay it within twenty (20) days prior written notice to the non-defaulting party. Either party may contest the necessity of any repairs or performance of obligations undertaken by the other, and the reasonableness of any costs or expenses incurred. If either party shall fail to perform any of its obligations hereunder, the other party may, with the above prior notice, perform such obligations if such is not commenced and completed within the time provided. If Landlord or Tenant incurs any costs in connection therewith, they shall be paid by the other defaulting party upon twenty (20) days written demand with interest thereon from date of the payment at a rate equal to ten (10%) percent per annum, as set forth above.

11.8     Landlord’s Default. Landlord shall only be deemed to be in default under the terms of this Lease in the event Landlord shall violate, neglect, or fail to observe, keep or perform any covenant or agreement which is not observed, kept, or performed by Landlord within thirty (30) days after the receipt by Landlord of written notice from Tenant of such breach, which notice shall specifically set out the breach. If Landlord has not cured the breach within said thirty (30) day period , then Tenant shall have the right but not the obligation to cure such breach, and Tenant may offset such sums expended by Tenant against Rent coming due hereunder.

ARTICLE 12

Access to Premises

12.1     Access to Premises. Landlord shall have the right, upon reasonable prior notice, to enter upon the Premises at all reasonable business hours for the purpose of inspecting them or making such repairs or alterations as it is obligated to make under the terms of this Lease or which Landlord may elect to perform, following Tenant's failure to do so. Repairs shall be made, and alterations as are the requirement of Landlord, in such a manner that they do not unreasonably interfere with Tenant’s operation of the Premises or its quiet enjoyment. Repairs by either Landlord or Tenant on behalf of the other shall be made in a manner only upon prior notice and only if the other party fails to undertake such repairs that are its obligations upon notice as provided in Paragraph 9.3.

The Landlord shall have the right to enter the Premises at reasonable hours on reasonable notice to show them to prospective purchasers and mortgagees, however, such shall be in a manner that does not interfere with the operation of the business and shall not include entry into the kitchen and other areas which could be a violation of health codes or would create a hazard in the operation of the business.

In no event may Landlord enter the Premises without the consent of Tenant unless there is an absolute emergency.

Throughout the Term, Landlord shall have the right to enter the Premises at reasonable hours on reasonable notice for the purpose of showing them to prospective purchasers or mortgagees and, during the last six months of the Term, to prospective tenants.

If Tenant is not present to open and permit an entry into the Premises, Landlord or Landlord's agents may enter the same whenever such entry may be reasonably necessary in event of an emergency to protect life or property. In no event shall the obligations of Tenant hereunder be affected by any such entry.

ARTICLE 13

Miscellaneous

13.1     Notices.

All notices, bills or statements required hereunder shall be in writing and shall be deemed to have been given if either delivered personally or mailed by certified or registered mail, return receipt requested, to the parties at their addresses as set forth below. The addresses specified for notices herein may from time to time be changed by the written notice of one party to the other.

Landlord:

Tenant:

Copy to:

13.2     Effect of Submission. The submission by Landlord of the within Lease for execution by Tenant shall confer no rights nor impose any obligations, including brokerage obligations, on any party unless both Landlord and Tenant shall have executed this Lease and duplicate originals thereof shall have been delivered to the respective parties. If Tenant executes this Lease and submits it to Landlord, such submission shall constitute an offer to Lease, which shall be irrevocable for thirty (30) days.

13.3     Litigation. Landlord and Tenant do hereby waive trial by jury in any action, proceeding or counterclaim brought by either against the other upon any matters whatsoever arising out of or in any way connected with this Lease, Tenant's use or occupancy of the Premises, or any claim or injury or damage or both. It is further mutually agreed that if Landlord commences any summary proceeding for nonpayment of any Rent, Tenant will not interpose any counterclaim in any such proceeding (unless it is a compulsory counterclaim); provided, however, that the foregoing shall not constitute a waiver of Tenant's right to bring a separate action for any claim Tenant may have.

13.4     Governing Law; Invalidation. This Lease shall be governed by and construed in accordance with the laws of the state where the Premises is located that are applied to leases made and to be performed in that state. The invalidation of one or more terms of this Lease shall not affect the validity of the remaining terms.

13.5     Headings. The headings contained herein are for convenience only and shall not be used to define, explain, modify or aid in the interpretation or construction of the contents hereof.

13.6     Amendment. This Lease represents the entire agreement between the parties. No oral or written, prior or contemporaneous agreements shall have any force or effect, and this Lease may not be amended, altered or modified unless done so by means of a written instrument signed by both parties.

13.7     Subordination; Attornment; Estoppel Certificate.

(a)     This Lease shall, at the sole option of Landlord or its lenders, be subject and subordinate to the interest of the holders of any notes secured by mortgages on the Premises, now or in the future, and to all ground or underlying leases and to all renewals, modifications, consolidations, replacements and extensions thereof. While the provisions of this section are self-executing, Tenant shall execute such documents as may be reasonably required by Landlord or any mortgagee to affirm or give notice of such subordination. As a condition to this subordination, the lender shall recognize Tenant's rights under this Lease following foreclosure or event of a deed in lieu of foreclosure, so long as Tenant is not in default hereunder. Furthermore, it is recognized that Tenant shall finance its equipment and fixtures, including bars, ovens, refrigerators, walk-in coolers, range hoods, entertainment equipment including video and acoustical equipment, and that such do not form part of the leasehold premises and are fixtures of Tenant, and are subject to the security interest by Tenant’s lender and shall not be subordinated to Landlord and any Mortgages of Landlord.

(b)     At the request of Landlord, Tenant shall within ten (10) days deliver to Landlord, or anyone designated by Landlord, a certificate stating and certifying as of its date (i) the date to which Rent and other charges under this Lease have been paid; (ii) whether or not there are then existing any setoffs or defenses against the enforcement of any of the agreements, terms, covenants or conditions hereof on the part of Tenant to be performed or complied with (and, if so, specifying the same); (iii) if such be true, that this Lease is unmodified and in full force and effect and that Landlord is not in default under any provision of this Lease (or if modified, setting forth all modifications, and if Landlord is in default, setting forth the exact nature of such default); and (iv) such other information as Landlord may reasonably request in connection with the Landlord-Tenant relationship established by this Lease. Landlord agrees to deliver the same required statement to Tenant and anyone designated by Tenant within the same time and manner. Further, Tenant will agree to attorn to any lender or subsequent purchaser of Landlord provided that such recognizes Tenant’s quiet enjoyment and rights under the Lease, and cures any prior existing defaults of Landlord. The Tenant shall have a right of offset and to assert any counterclaims, which shall continue until cured by the successor’s purchaser, or Lender and Tenant may exercise those rights contained within the Lease. Any amendment to the Lease shall be binding upon any subsequent purchaser or lender. Any notice and cure provisions of a lender must correspond to Landlord’s and not require any additional time period thereafter. The Subordination and Attornment Agreement shall comply with the reasonable requirements of Tenant’s lender.

13.8     Light or Air Rights. No rights to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant under this Lease.

13.9     Successors and Assigns. The covenants, conditions, and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and, except to the extent prohibited by Section 10.4 above, their respective successors and assigns.

13.10     Covenants and Conditions. All covenants and conditions contained in this Lease are independent of one another. All of the covenants of Tenant contained herein shall, at the option of Landlord, be construed as both covenants and conditions.

13.11     Sale or Transfer of Premises. Upon any sale or transfer, including any transfer by operation of law, of the Premises, Landlord shall be relieved of all subsequent obligations and liabilities under this Lease but not prior liabilities or obligations.

13.12     Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed in accord and satisfaction, and Landlord shall accept such check or payment without prejudice to Landlord's right to recover the balance of such rent or to pursue any other remedy in this Lease as provided.

13.13     Brokers. Tenant represents and warrants that it has dealt with no broker in connection with this Lease. Each party indemnifies and agrees to hold harmless the other party, and at the other party's option defend the other party, from and against any and all liabilities, including, without limitation, reasonable attorneys' fees, arising from a claim by any other broker claiming through the indemnifying party.

13.14      Liability Joint and Several. If Tenant is more than one person, each of their obligations under this Lease shall be joint and several.

13.15     Recording. Tenant shall not record this Lease, but may record a Memorandum of this Lease.

IN WITNESS WHEREOF, this Lease has been executed as of the day and year first above written.

WITNESSES:	LANDLORD:

[ ]

By:

Its:

TENANT:

[ ]

By:

Its:

Exhibit A -	Legal Description
Exhibit B -	Layout of Building
Exhibit C -	Intentionally Omitted
Exhibit D -	Guaranty
Exhibit E -	Intentionally Omitted
Exhibit F -	Trade Dress and Exterior Signage and Awnings